                                                                 March 4, 2003

Material Technologies, Inc.
11661 San Vicente Boulevard
Suite 707
Los Angeles, CA 90049

        Re: Registration of 20,000,000 Common Shares on Form S-8

Gentlemen:

         You have requested our opinion in connection with the Registration
Statement on Form S-8 (the "Registration Statement") of Material Technologies,
Inc., a Delaware corporation (the "Company"), relating to the offer and sale of up to 20,000,000 shares (the "Shares") of the Common Stock, $.001 par value, under the Company's Amended 2002 Stock Issuance / Stock Option Plan (the
"Amended 2002 Plan"), which Shares consist of shares that have been reserved for issuance thereunder. In connection with your request, we have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

         Based upon such examination, we are of the opinion that, when the
Shares have been duly issued and the purchase price therefore has been paid as described in the Amended 2002 Plan, and when the Company has complied with the
Securities Act of 1933, as amended, and all other jurisdictions in which Shares may be issued, the Shares will be legally issued, fully paid and non-assessable.

         This opinion is limited to the current federal laws of the United
States and the current internal laws of the state of Delaware (without giving effect to any conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion is dated and speaks as to the date of delivery.

         We consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement.

Sincerely

/s/ Gregory Bartko, Esq.
----------------------------------
    Gregory Bartko,  Esq.
    LAW OFFICE OF GREGORY BARTKO, P.C.
    GAB/nmn